UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2004

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12771	95-3630868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices)     (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01.              Entry Into a Material Definitive Agreement.

On November 17, 2004, Science Applications International Corporation (“SAIC”) entered into a definitive stock purchase agreement to sell its subsidiary, Telcordia Technologies, Inc., to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc., for $1.35 billion in cash.  The completion of the sale is subject to customary closing conditions, including regulatory approval and completion of the financing contemplated under a commitment letter secured by the Buyer from two institutional lenders.

In addition to the $1.35 billion in cash payable at closing, SAIC is entitled to receive additional amounts as contingent purchase price, including (i) the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa (the “Telkom South Africa Litigation”), and (ii) fifty percent (50%) of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia.  The purchase price is also subject to a working capital adjustment, which may increase or decrease the purchase price.  SAIC also has customary indemnification obligations owing to the Buyer as well as an obligation to indemnify the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa Litigation.

On November 18, 2004, SAIC issued a news release announcing the signing of the definitive stock purchase agreement. A copy of the news release is attached as Exhibit 99.1 and incorporated by reference herein in its entirety.

Item 9.01.              Financial Statements and Exhibits.

Exhibit 99.1           SAIC news release dated November 18, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

Date: November 22, 2004		By	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President
General Counsel and Secretary